Exhibit 99.1
PRESS RELEASE

For release:	November 9, 2010

Contact:	Media
Linda Hohn
Associate General Counsel
(610) 660-6862
lhohn@global-indemnity.com
Global Indemnity plc Reports Third Quarter 2010 Financial Results & Profitability Enhancement Initiative
Dublin, Ireland (November 9, 2010) — Global Indemnity plc (NASDAQ:GBLI) today reported net income for the three months ended September 30, 2010 of $19.8 million or $0.65 per share and for the nine months of $63.2 million or $2.09 per share. As of September 30, book value per share increased to $30.01 or by 12.3% on an annualized basis from $27.48 per share at December 31, 2009. The Company also announced an initiative to enhance profitability and earnings through reducing its U.S. based census by approximately 25%, closing underperforming U.S. facilities, and supplementing staffing in Bermuda and in Ireland.
Selected Operating and Balance Sheet Data

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Dollars in millions, except per share data)	2010	2009	2010	2009
Gross Premiums Written	$86.2	$75.8	$271.1	$266.5
Net Premiums Written	$73.2	$62.9	$234.2	$227.0

Net income	$19.8	$27.4	$63.2	$50.8
Net income per share	$0.65	$0.91	$2.09	$2.08	(a)

Operating income	$18.5	$22.6	$47.1	$48.8
Operating income per share	$0.61	$0.75	$1.56	$2.00	(a)

	As of	As of	As of	As of
	September 30,	June 30,	March 31,	December 31,
(Dollars in millions, except per share amounts)	2010	2010	2010	2009

Book value per share	$30.01	$28.73	$28.05	$27.48
Shareholders’ equity	$911.2	$872.3	$850.6	$832.0
Cash and invested assets	$1,709.6	$1,683.5	$1,731.1	$1,731.3

(a)	On May 5, 2009 shares were issued in conjunction with the Rights Offering. If the rights offering was completed on January 1, 2009, net income per share would have been $1.69 and Operating income per share would have been $1.62.
Larry A. Frakes, President and Chief Executive Officer, stated, “In the face of a very competitive commercial lines property & casualty market, the company continued to build shareholder value, as indicated by the 12.3% annualized rate of growth in book value per share for the nine months ended September 30 as well as our first growth in premiums since 2006. These results were achieved while maintaining strict underwriting discipline and reducing fixed income volatility in our investment portfolio.” Mr. Frakes added, “In addition, post the end of the quarter, on November 4, the company implemented its Profitability Enhancement Initiative that is expected to increase annual pre-tax earnings starting in 2011 by approximately $9.0 to $11.3 million at the cost of a one-time after tax charge to year end 2010 earnings of approximately $4.3 million to $6.5 million.”

About Global Indemnity plc and its subsidiaries
Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages in the United States, as well as reinsurance throughout the world. Global Indemnity plc’s two primary divisions are:
•	United States Based Insurance Operations

•	Ireland & Bermuda Based Reinsurance Operations
For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.
Forward-Looking Information
Forward-looking statements contained in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These statements include statements regarding expected costs and savings resulting from our Profitability Enhancement Initiative. Such costs include severance, contract terminations, lease abandonment, fixed asset write-offs and other charges and could include unanticipated costs. We caution investors that our actual costs and savings may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for a discussion of the risks and uncertainties which may affect us and for a more detailed discussion of our cautionary note regarding forward-looking statements.
# # #
Note: Tables Follow

Global Indemnity plc’s Combined Ratio for the Three and Nine Months Ended September 30, 2010 and 2009
The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Loss Ratio:
Current Accident Year	64.0	55.6	64.0	59.8
Changes to Prior Accident Year	(21.5)	(2.2)	(15.6)	(2.0)

Loss Ratio — Calendar Year	42.5	53.4	48.4	57.8
Expense Ratio	40.7	37.8	40.7	39.1

Combined Ratio	83.2	91.2	89.1	96.9

For the three months ended September 30th, the calendar year loss ratio decreased by 10.9 points to 42.5 in 2010 from 53.4 in 2009.
•	The current accident year loss ratio increased by 8.4 points to 64.0 in 2010 from 55.6 in 2009.
•	The property loss ratio increased by 15.5 points to 55.0 in 2010 from 39.5 in 2009 primarily due to increased catastrophe related losses from our reinsurance operations and increased reinsurance costs in our insurance operations.

•	The casualty loss ratio increased 3.5 points to 72.0 in 2010 from 68.5 in 2009.
•	Current year results include a 21.5 point reduction in the loss ratio related to prior accident years due to a reduction of $16.9 million of loss and loss adjustment expenses in the insurance operation’s property and casualty lines, partially offset by a $1.8 million increase in the reinsurance operation’s casualty lines.
For the three months ended September 30th, the expense ratio increased from 37.8 in 2009 to 40.7 in 2010.
•	The expense ratio increase is mainly attributable to a decrease in net premiums earned, partially offset by an increase in business from reinsurance operations, which has a lower expense ratio than insurance operations. In addition, the third quarter of 2009 included a reduction in employee incentive expenses.
For the nine months ended September 30th, the calendar year loss ratio decreased by 9.4 points to 48.4 in 2010 from 57.8 in 2009.
•	The current accident year loss ratio increased by 4.2 points to 64.0 in 2010 from 59.8 in 2009.
•	The property loss ratio increased by 9.5 points to 57.4 in 2010 from 47.9 in 2009 primarily due to increased catastrophe related losses from our reinsurance operations and increased reinsurance costs in our insurance operations.

•	The casualty loss ratio increased 0.7 points to 69.3 in 2010 from 68.6 in 2009.
•	Current year results include a 15.6 point reduction in the loss ratio related to prior accident years due to a reduction of $34.8 million of loss and loss adjustment expenses primarily in the insurance operation’s casualty lines, partially offset by an increase of $1.0 million in the reinsurance operation’s casualty lines.
For the nine months ended September 30th, the expense ratio increased from 39.1 in 2009 to 40.7 in 2010.
•	The expense ratio increase is mainly attributable to a decline in net premiums earned and the incurrence of infrastructure costs related to new product development and information technology upgrades, partially offset by an increase in business from reinsurance operations, which has a lower expense ratio than insurance operations.

Global Indemnity plc’s Three Months Ended September 30, 2010 and 2009 Gross and Net Premiums Written Results by Business Unit

	Three Months Ended September 30,
	Gross Premiums Written		Net Premiums Written
(Dollars in thousands)	2010	2009	2010	2009
Insurance Operations	$66,213	$67,368	$53,185	$54,510
Reinsurance Operations	20,022	8,438	20,021	8,422

Total	$86,235	$75,806	$73,206	$62,932

Insurance Operations: Gross premiums written for the three months ended September 30, 2010 decreased 1.7%, and net premiums written for the three months ended September 30, 2010 decreased 2.4%, compared to the same period in 2009. The decrease in gross premium is mainly due to price decreases of approximately 2.0%.
Reinsurance Operations: Gross premiums written for the three months ended September 30, 2010 increased 137.3%, and net premiums written increased 137.7%, compared to the same period in 2009. The increase in gross and net premiums written is primarily due to new excess of loss and quota share treaties.
Global Indemnity plc’s Nine Months Ended September 30, 2010 and 2009 Gross and Net Premiums Written Results by Business Unit

	Nine Months Ended September 30,
	Gross Premiums Written		Net Premiums Written
(Dollars in thousands)	2010	2009	2010	2009
Insurance Operations	$181,815	$207,675	$145,674	$168,770
Reinsurance Operations	89,323	58,799	88,536	58,253

Total	$271,138	$266,474	$234,210	$227,023

Insurance Operations: Gross premiums written for the nine months ended September 30, 2010 decreased 12.5%, and net premiums written for the nine months ended September 30, 2010 decreased 13.7%, compared to the same period in 2009. The decrease in gross premium is comprised mainly of the following:
•	$10.0 million due to terminated programs and agents.

•	Price decreases in aggregate of approximately 2.3%.

•	Continued soft market conditions.
Reinsurance Operations: Gross premiums written for the nine months ended September 30, 2010 increased 51.9%, and net premiums written increased 52.0%, compared to the same period in 2009. The increase in gross and net premiums written is primarily due to new excess of loss and quota share treaties.
Larry A. Frakes, President & Chief Executive Officer, stated, “We are pleased with the production from our U.S. insurance operations and our Bermuda reinsurance operations. The initiatives that we have put in place in the US are taking hold. While we continue to face strong competition, especially in the small business binding arena, we are realizing growth from our brokerage operations. Over the last several years, we have grown our reinsurance operation at Wind River. Wind River has strategic relationships with a select group of clients and distributors. The book is well balanced geographically and by product line. We remain very optimistic about our growth prospects.”

GLOBAL INDEMNITY PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Gross premiums written	$86,235	$75,806	$271,138	$266,474

Net premiums written	$73,206	$62,932	$234,210	$227,023

Net premiums earned	$70,089	$72,893	$215,579	$226,165
Investment income, net	14,089	15,267	42,609	54,049
Net realized investment gains	1,818	6,613	21,619	3,415
Other income	173	—	515	—

Total revenues	86,169	94,773	280,322	283,629

Net losses and loss adjustment expenses	29,789	38,887	104,253	130,674
Acquisition costs and other underwriting expenses	28,541	27,564	87,697	88,350
Corporate and other operating expenses	5,106	4,676	15,065	12,314
Interest expense	1,825	1,776	5,397	5,462

Income before income taxes	20,908	21,870	67,910	46,829
Income tax expense (benefit)	1,146	(2,673)	4,706	808

Net income before equity in net income of partnership	19,762	24,543	63,204	46,021
Equity in net income (loss) of partnership, net of tax	—	2,809	(29)	4,742

Net income	$19,762	$27,352	$63,175	$50,763

Weighted average shares outstanding—basic (1) (2)	30,274	30,145	30,222	24,403

Weighted average shares outstanding—diluted (1) (2)	30,308	30,156	30,246	24,423

Net income per share — basic (2)	$0.65	$0.91	$2.09	$2.08

Net income per share — diluted (2)	$0.65	$0.91	$2.09	$2.08

Combined ratio analysis: (3)
Loss ratio	42.5	53.4	48.4	57.8
Expense ratio	40.7	37.8	40.7	39.1

Combined ratio	83.2	91.2	89.1	96.9

(1)	In computing the basic and diluted weighted share counts the number of shares outstanding prior to May 5, 2009 (the date that the common stock was issued in conjunction with the stockholders’ rights offering) was adjusted by a factor of 1.114 to reflect the impact of a bonus element associated with the rights offering in accordance with GAAP.

(2)	Shares outstanding and per share amounts have been restated to reflect the 1-for-2 stock exchange effective July 2, 2010 when the Company completed its redomestication to Ireland.

(3)	The loss ratio, expense ratio and combined ratio are non-GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY PLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	As of	As of
	September 30,	December 31,
	2010	2009
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2010 — $1,409,580 and 2009 — $1,423,050)	$1,477,061	$1,471,572
Preferred shares:
Available for sale securities, at fair value (cost: 2010 — $930 and 2009 — $1,509)	2,408	2,599
Common shares:
Available for sale securities, at fair value (cost: 2010 — $117,654 and 2009 — $50,709)	130,472	63,057
Other invested assets:
Available for sale securities, at fair value (cost: 2010 — $4,255 and 2009 — $4,323)	4,115	6,854
Securities classified as trading, at fair value (cost: 2010 — $1,100 and 2009 — $1,145)	1,100	1,145

Total investments	1,615,156	1,545,227

Cash and cash equivalents	94,397	186,087
Agents’ balances	68,600	69,711
Reinsurance receivables	463,111	543,351
Federal income taxes receivables	7,785	3,521
Deferred federal income taxes	6,926	13,819
Deferred acquisition costs	36,095	33,184
Goodwill	4,820	—
Intangible assets	19,177	9,236
Prepaid reinsurance premiums	12,064	16,546
Other assets	24,898	25,098

Total assets	$2,353,029	$2,445,780

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,120,463	$1,257,741
Unearned premiums	145,733	131,582
Ceded balances payable	5,175	16,009
Contingent commissions	6,720	11,169
Notes and debentures payable	121,356	121,569
Payable for securities	10,857	37,258
Other liabilities	31,491	38,476

Total liabilities	1,441,795	1,613,804

Shareholders’ equity:
Common shares, $0.0001 par value, 900,000,000 common shares authorized; Class A common shares issued: 21,340,821 and 21,243,345 respectively; Class A common shares outstanding: 18,302,058 and 18,215,239, respectively; Class B common shares issued and outstanding: 12,061,370 and 12,061,370, respectively	3	3
Additional paid-in capital	621,965	619,473
Accumulated other comprehensive income	62,235	48,481
Class A common shares in treasury, at cost: 3,038,763 and 3,028,106 shares, respectively	(100,883)	(100,720)
Retained earnings	327,914	264,739

Total shareholders’ equity	911,234	831,976

Total liabilities and shareholders’ equity	$2,353,029	$2,445,780

Share amounts have been restated to reflect the 1-for-2 stock exchange effective July 2, 2010 when the Company completed its redomestication to Ireland.

GLOBAL INDEMNITY PLC
SELECTED INVESTMENT DATA
(Unaudited)
(Dollars in millions)

	Market Value as of
	Sept 30,	Dec 31,
	2010	2009

Fixed Maturities	$1,477.1	$1,471.6
Cash and cash equivalents	94.4	186.1

Total bonds and cash and cash equivalents	1,571.5	1,657.7
Equities and other invested assets	138.1	73.6

Total cash and invested assets	$1,709.6	$1,731.3

	September 30, 2010 (a)
	Three Months	Nine Months
	Ended	Ended

Net investment income	$12.0	$36.1

Net realized investment gains	1.3	16.0
Net unrealized investment gains	18.3	13.8

Net realized and unrealized investment returns	19.6	29.8

Total investment return	$31.6	$65.9

Average total cash and invested assets (b)	$1,686.6	$1,696.4

Total investment return % annualized	7.5%	5.2%

(a)	Amounts in this table are shown on an after-tax basis.

(b)	Simple average of beginning and end of period, net of payable for securities.

GLOBAL INDEMNITY PLC
SUMMARY OF OPERATING INCOME
(Unaudited)
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Operating income	$18,490	$22,590	$47,109	$48,773
Adjustments:
Net realized investment gains, net of tax	1,272	4,762	16,066	1,990

Total after-tax adjustments	1,272	4,762	16,066	1,990

Net income	$19,762	$27,352	$63,175	$50,763

Weighted average shares outstanding — basic (1) (2)	30,274	30,145	30,222	24,403

Weighted average shares outstanding — diluted (1) (2)	30,308	30,156	30,246	24,423

Operating income per share — basic (2)	$0.61	$0.75	$1.56	$2.00

Operating income per share — diluted (2)	$0.61	$0.75	$1.56	$2.00

(1)	In computing the basic and diluted weighted share counts the number of shares outstanding prior to May 5, 2009 (the date that the common stock was issued in conjunction with the stockholders’ rights offering) was adjusted by a factor of 1.114 to reflect the impact of a bonus element associated with the rights offering in accordance with GAAP.

(2)	Shares outstanding and per share amounts have been restated to reflect the 1-for-2 stock exchange effective July 2, 2010 when the Company completed its redomestication to Ireland.
Note Regarding Operating Income
Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.